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                       THE PRUDENTIAL SERIES FUND, INC.
                                  (the Fund)

                       (Conservative Balanced Portfolio)
                         (Diversified Bond Portfolio)
                  (Diversified Conservative Growth Portfolio)
                              (Equity Portfolio)
                         (Flexible Managed Portfolio)
                              (Global Portfolio)
                         (Government Income Portfolio)
                          (High Yield Bond Portfolio)
                           (Money Market Portfolio)
                         (Natural Resources Portfolio)
                        (Prudential Jennison Portfolio)
                    (Small Capitalization Stock Portfolio)
                            (Stock Index Portfolio)
                            (20/20 Focus Portfolio)
                               (Value Portfolio)
                       (Zero Coupon Bond 2005 Portfolio)
               (SP Aggressive Growth Asset Allocation Portfolio)
                     (SP AIM Aggressive Growth Portfolio)
                     (SP AIM Growth And Income Portfolio)
                   (SP Alliance Large Cap Growth Portfolio)
                      (SP Alliance Technology Portfolio)
                   (SP Balanced Asset Allocation Portfolio)
                 (SP Conservative Asset Allocation Portfolio)
                          (SP Davis Value Portfolio)
                 (SP Deutsche International Equity Portfolio)
                    (SP Growth Asset Allocation Portfolio)
                  (SP INVESCO Small Company Growth Portfolio)
                 (SP Jennison International Growth Portfolio)
                        (SP Large Cap Value Portfolio)
                   (SP MFS Capital Opportunities Portfolio)
                       (SP MFS Mid-Cap Growth Portfolio)
                        (SP PIMCO High Yield Portfolio)
                       (SP PIMCO Total Return Portfolio)
                (SP Prudential U.S. Emerging Growth Portfolio)
                      (SP Small/Mid-Cap Value Portfolio)
               (SP Strategic Partners Focused Growth Portfolio)

                          PLAN PURSUANT TO RULE 18f-3
                          ---------------------------

     The Fund hereby adopts this plan pursuant to Rule 18f-3 under the Investment Company Act of 1940 (the "1940 Act"), setting forth the separate arrangement and expense allocation of each class of shares. Any material amendment to this plan is subject to prior approval of the Board of Directors, including a majority of the independent Directors.
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                             CLASS CHARACTERISTICS

CLASS I SHARES:     Class I shares are not subject to any  sales charge or
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                    distribution and/or service fee at the Fund level (however, sales loads and other charges may be imposed at the Contract level). This Class will be offered to separate accounts of The Prudential Insurance Company of America and its affiliated insurers to fund the benefits under variable life insurance and variable annuity contracts.

CLASS II SHARES:    Class II shares are not subject to an initial sales charge
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                    but are subject to a Rule 12b-1 fee of 0.25% per annum of
                    the average daily net assets of the class payable to the Fund's distributor and an administration fee of 0.15% per annum of the average daily net assets of the class payable to Prudential Investments Fund Management LLC. This Class will be offered only to separate accounts of unaffiliated insurance companies to fund the benefits under variable life insurance and variable annuity contracts and qualified pension and retirement plans as permitted by Treasury
                    Regulations and Rulings.

                        INCOME AND EXPENSE ALLOCATIONS

     Income, any realized and unrealized capital gains and losses, and expenses not allocated to a particular class, will be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Fund.

                          DIVIDENDS AND DISTRIBUTIONS

     Dividends and other distributions paid by the Fund to each class of shares, to the extent paid, will be paid on the same day and at the same time, and will be determined in the same manner and will be in the same amount, except that the amount of the dividends and other distributions declared and paid by a particular class may be different from that paid by another class because of Rule 12b-1 fees and other expenses borne exclusively by that class.


                                    GENERAL

A. Each class of shares shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement and shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.
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B.   On an ongoing basis, the Directors, pursuant to their fiduciary responsibilities under the 1940 Act and otherwise, will monitor the Fund for the existence of any material conflicts among the interests of its several classes. The Directors, including a majority of the independent Directors, shall take such action as is reasonably necessary to eliminate any such conflicts that may develop. Prudential Investments Fund Management LLC, the Fund's Manager, will be responsible for reporting any potential or existing conflicts to the Directors.

Dated: February 27, 2001